Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SPECTRUMDNA, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF FEBRUARY, A.D. 2010, AT 12:27 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

SECRETARY'S OFFICE 1793 DELAWARE 1855

Jeffrey W. Bullock, Secretary of State

4490313 8100

AUTHENTICATION: 7814176

100147031

DATE: 02-16-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:47 PM 02/16/2010
FILED 12:27 PM 02/16/2010
SRV 100147031 - 4490313 FILE

Certificate of Amendment

of

Certificate of Incorporation

of

SpectrumDNA, Inc.

We, the undersigned, President and Secretary, respectively, of **SpectrumDNA, Inc.**, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DO HEREBY CERTIFY:

FIRST: That the name of the Corporation is **SpectrumDNA, Inc.**

SECOND: That the total number of shares of capital stock which the Corporation is authorized to issue is 110,000,000 of which 100,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 10,000,000 shares with a par value of $0.001 each shall be Preferred Stock.

THIRD: That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

"*FOURTH*: The total number of shares of capital stock which the Corporation is authorized to issue is 260,000,000 of which 250,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 10,000,000 shares with a par value of $0.001 each shall be Preferred Stock. The Board of Directors of the Corporation is authorized to the full extent now or hereafter permitted by the laws of the State of Delaware to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, and, by filing a certificate pursuant to the Delaware General Corporation Law, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights, and the qualifications, limitations and restrictions of each such series."

FOURTH: That the amendment was authorized by the unanimous written consent of the Board of Directors followed by written consent of the stockholders being given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have hereunto signed this certificate this 12th day of February, 2010, and we affirm the statements contained herein as true under penalties of perjury.

James A. Banister, President

Attest:

James A. Banister, Secretary